EXHIBIT 5

                            JONES,  WALKER
                         WAECHTER, POITEVENT
                      CARRERE & DENEGRE, L.L.P.


                          August 24, 1999





Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana  70112

Gentlemen:

     We have acted as counsel for Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 3,200,000 shares of Class A Common Stock, $.10 par value for each share (the "Class A Shares"), and 4,800,000 shares of Class B Common Stock, $.10 par value for each share (the "Class B Shares"), pursuant to the terms of the 1999 Stock Incentive Plan (the "Plan") of the Company.

     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Class A Shares and the Class B Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              JONES, WALKER, WAECHTER,
                               POITEVENT, CARRERE & DENEGRE, L.L.P.


                              By:  /S/ MARGARET F. MURPHY
                                  ---------------------------------
                                   Margaret F. Murphy, Partner